INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

To the Board of Directors
Solar America Corporation

We hereby consent to the inclusion in this Registration Statement of Solar America Corporation on Form S-1A of our report dated June 22, 2011, with respect to our audit of the consolidated financial statements of Solar America Corporation (Successor Company) as of December 31, 2010 and Solar N Stuff, Inc. (Predecessor Company) as of December 31, 2009 (which report expresses an unqualified opinion on those financial statements and includes an explanatory paragraph regarding the lack of comparability of successor and predecessor financial statements and the Company’s ability to continue as a going concern) appearing in the Prospectus which is part of this Registration Statement.

We also consent to the reference to our Firm under the heading “Experts” in the Prospectus forming a part of the Registration Statement.

/s/ McConnell and Jones, LLP
Houston, Texas
December 30, 2011